November 16, 2005


Mail Stop 4561

Mr. John R. Signorello
Chief Financial Officer
IceWEB, Inc.
205 Van Buren Street, Suite 420
Herndon, VA 20170

Re:	IceWEB, Inc.
	Form 10-KSB for the year ended September 30, 2004
	Form 10-QSB for the quarter ended December 31, 2004
      Form 10-QSB for the quarter ended March 31, 2005
	File No. 0-27865

Dear Mr. Signorello:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



Steven Jacobs
Accounting Branch Chief